EXHIBIT 8.1



                               October 28, 1999



 The Bank of New York (Delaware)
 White Clay Center
 Route 273
 Newark, Delaware 19711

                Re:  Registration Statement No. 333-87653
                     on Form S-3 relating to First USA
                     Credit Card Master Trust

 Ladies and Gentlemen:

           In connection with the filing of Registration Statement No. 333-87653 on Form S-3 relating to First USA Credit Card Master Trust (the "Registration Statement") with the Securities and Exchange Commission, you have requested our opinion regarding certain descriptions of tax consequences contained in the form of prospectus (the "Prospectus") included in the Registration Statement.

           Our opinion is based on an examination of the Prospectus, the Pooling and Servicing Agreement, dated as of September 1, 1992 between First USA Bank, National Association(the "Bank"), as Transferor and Servicer, and The Bank of New York (Delaware), as trustee (the "Trustee"), as supplemented and amended (the "Agreement") and such other documents, instruments and information as we considered necessary. Our opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service.

           We also note that the Prospectus and the Agreement do not relate to a specific transaction. Accordingly, the above-referenced description of Federal income tax consequences may, under certain circumstances, require modification in the context of an actual transaction.

           Based on the foregoing, we hereby confirm that the statements in the Prospectus under the headings "Certain U.S. Federal Income Tax Consequences," and "State and Local Taxation," subject to the qualifications set forth therein, accurately describe the material federal and Delaware income tax consequences to holders of the Offered
 Certificates, under existing law and the assumptions stated therein.

           We express no opinion with respect to the matters addressed in this letter other than as set forth above.

           We consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,


                               /s/ Skadden, Arps, Slate, Meagher & Flom LLP